Exhibit 99

                      [LETTERHEAD OF SEMPLE & COOPER, LLP]


Regency Group Limited, Inc.
8930 E. Raintree Drive
Scottsdale, Arizona 85260


We have read part III of the form 12b-25 and concur with it. It is our understanding that the information will be furnished to us in a timely manner in order to file the report on or before the five-day extension period.

/s/ Semple & Cooper, LLP